                                                                    Exhibit 99.1
                                                                    ------------

       BSB

Bancorp, Inc.                                                 News Release
58-68 Exchange St.
Binghamton, New York 13901
- --------------------------------------------------------------------------------


For Further Information, Contact:
Rexford C. Decker
Senior Vice President & CFO
(607) 779-2320
Website: www.bsbbank.com

                 BSB Bancorp Announces Fourth Quarter Net Income
                                of $4.9 Million


BINGHAMTON, N.Y.--January 24, 2002-- BSB Bancorp, Inc. (NASDAQ/NMS:BSBN) the bank holding company for BSB Bank & Trust Company, a diversified financial services organization with total assets of approximately $2.1 billion, today announced financial results for the fourth quarter and full-year 2001.

Fourth Quarter 2001 Performance Highlights:

o    Efficiency ratio remained strong at 47.35 percent, better than peer average

o Interest margin continued to improve, increasing 10 basis points over 3rd quarter 2001

o Commercial and industrial loans were reduced by an additional $48.2 million during the quarter

Net income for the quarter ended December 31, 2001 was $4.9 million, or $0.49 per diluted share, compared to a net loss of $8.1 million, or $0.79 per diluted share, for the fourth quarter of 2000. Fourth quarter 2000 results included a $26.9 million provision for loan losses compared to the fourth quarter 2001 provision of $4.5 million. Net income for the third quarter 2001 was $5.2 million, or $0.51 per diluted share.

"BSB's strong fourth quarter and full-year performance is the result of the focused execution of the strategy we developed in the fourth quarter of 2000. We moved aggressively to restructure the loan portfolio and improve our commercial lending process, and our success at dealing with these issues is reflected in our solid results for 2001," said Howard W. Sharp, President and Chief Executive Officer. "More work remains to be done, but a substantial portion of the challenges facing BSB at the end of 2000 have been addressed. These strong results enabled our management team to plan for growth by focusing on our company's core strengths ."

Net interest income for the fourth quarter was $20.2 million, compared to $21.9 million in 2000. The decline in net interest income for fourth quarter 2001 reflects a significant reduction in average earning assets from the prior year quarter, partially offset by a 22-basis-point improvement to the interest rate margin. The Bank's interest rate margin has trended up on a consecutive quarter basis for the last three quarters of 2001, improving by

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

22 basis points in the second quarter, another 10 basis points in the third quarter, and another 10 basis points in the fourth quarter.

Total interest income for the fourth quarter of 2001 was $35.6 million compared with $49.1 million for the comparable quarter in 2000. The difference primarily reflects a decrease of $245.7 million in average earning assets between the two periods, consistent with BSB's strategy to reposition its loan portfolio.

Fourth quarter 2001 total interest expense was $15.3 million, a decrease of $11.9 million from the fourth quarter of 2000. BSB's lower interest expense reflects a significant decrease in deposit balances, related to its objective of decreasing the use of higher-cost wholesale deposits to fund C&I loans, and a 196-basis-point drop in its cost of funds.

Non-interest income for the fourth quarter of 2001 was $3.1 million compared to $3.2 million for the December 2000 quarter and $3.1 million for the third quarter of 2001. Fourth quarter 2000 non-interest income included approximately $400,000 in credit card fees from the Bank's merchant credit card business that was outsourced during that quarter.

Operating expense for the fourth quarter of 2001 was $11.0 million, compared to $11.4 million in fourth quarter 2000. Operating expense for the fourth quarter was up by approximately $190,000 in comparison to third quarter 2001 expense.

BSB's efficiency ratio increased to 47.35 percent for fourth quarter 2001 compared to 45.38 percent for fourth quarter 2000, and 45.53 for third quarter 2001. BSB's efficiency ratio remains better than the average for regional community banks with between $1 billion and $5 billion in assets.

The allowance for loan losses was $58.8 million at December 31, 2001, compared to $59.3 million on December 31, 2000, and $56.9 million on September 30, 2001. At December 31, 2001 the allowance for loan losses as a percentage of period-end loans outstanding was 4.00 percent, compared to 3.26 percent on December 31, 2000, and 3.74 percent on September 30, 2001.

The increase in the percentage of the allowance for loan losses to period end loans is primarily the result of our strategy to reduce the size of loan portfolio, especially higher credit risk loan types, such as commercial and industrial loans. At December 31, 2001 commercial and industrial loans totaled $736.4 million or 50.1 percent of the total loan portfolio, as compared to $997.1 million or 54.8 percent of the total portfolio at December 31, 2000. This represents a reduction in commercial loans of $260.7 million or 26.1 percent from December 31, 2000 to December 31, 2001.

Non-performing loans at December 31, 2001 were $60.7 million, or 4.13 percent of total gross loans outstanding, compared to $32.1 million, or 1.77 percent of total gross loans outstanding at December 30, 2000, and $44.0 million, or 2.89 percent of total gross loans outstanding on September 30, 2001.

Loans 30-89 days past due have shown improvement since year-end 2000. Loans 30-89 days past due at December 31, 2001 were $18.1 million, or 1.23 percent of total gross loans outstanding, compared to $66.5 million, or 3.65 percent of total gross loans outstanding at December 31, 2000, and $27.9 million, or 1.83 percent of total gross loans outstanding on September 30, 2001.

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

The coverage of the allowance for loan losses to non-performing loans was 97.0 percent at December 31, 2001, 184.5 percent at December 31, 2000 and 129.4 percent at September 30, 2001.

Primary contributors to the increase in non-performing loans in the fourth quarter of 2001 were two large loans, totaling $10.7 million. One of the loans, of approximately $4.4 million, became current shortly after December 31, 2001. An additional loan, of approximately $6.3 million, was restructured late in the fourth quarter of 2001. This loan is currently paying as agreed under the terms of the restructuring agreement. Management will review the status of this credit in 2002 to determine its eligibility to move to a more favorable classification.

While net loan charge offs may increase in the future as a result of the increase in non-performing loans, fourth quarter 2001 net loan charge offs of $2.6 million were consistent with third quarter 2001 net loan charge offs of $2.8 million. At December 31, 2001, management believes that the allowance for loan losses is adequate.

2001 Performance Highlights:

o    Strong full-year efficiency ratio of 45.85 percent
o Operating expenses reduced by $2.0 million, or 4.4 percent from the 2000 amount
o Commercial and industrial loans reduced by $260.7 million to 50 percent of the loan portfolio
o Wholesale Brokered and Moneydesk deposits reduced by $284.8 million from December 31, 2000

Net income for 2001 was $20.5 million, or $2.02 per diluted share, compared to net income of $2.3 million, or $.22 per diluted share, for 2000. The results for 2000 were impacted by a $53.7 million provision for credit losses as compared to $18.2 million in 2001.

Net interest income declined in 2001 to $82.6 million as compared to $91.2 million in 2000. This decrease is the result of the planned reduction in earning assets in 2001, primarily in commercial and industrial loans.

Non-interest income for 2001 was $12.3 million compared to $13.7 million for 2000. The decline in non-interest income for 2001 primarily reflects the outsourcing of the Bank's merchant credit card business in fourth quarter 2000, offset in part by increases in trust fees and net gain on sale of securities.

Operating expenses for the year declined by $2.0 million to $43.5 million compared to $45.5 million during 2000, primarily due to the outsourcing of the merchant credit card business.

Other Highlights:

On August 7, 2001 the Company announced that the Board of Directors had authorized the repurchase of up to 500,000 BSB Bancorp, Inc. common shares, representing approximately 5% of the stock currently issued and outstanding. On December 17, 2001, the Company announced that the Board had extended the existing stock repurchase program. Under this program, 184,500 shares of the 500,000 shares remained to be repurchased at December 31, 2001.

Shares may be repurchased from time to time during the next six months in open market and unsolicited, negotiated transactions. Repurchases will be subject to availability and prices that are acceptable to the Company.

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

In November it was announced that BSB would sell an $11.2 million credit card portfolio to American Express Company. The portfolio has approximately 7,000 consumer and business accounts. The sale is expected to close during the first quarter of 2002.

Forward Looking Statements:

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company's operations, pricing, products, and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

Profile:

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga, Chenango and Chemung counties. The Bank serves its customers from 22 full-service banking offices, 29 branch-based, and 26 off-premise automatic teller machines and at 12 proprietary banking service locations (StoreTeller(R)) situated in a large area supermarket chain. In Broome County, the Bank is the leader in total deposits with 39 percent.

                                       ###

BSB Bancorp, Inc.

Quarters Ended December 31,                    2001                     2000
- ----------------------------------------------------------------------------
Net Income (Loss)                        $4,864,000             $(8,131,000)
Earnings (Loss) Per Share
     Basic                                    $0.50                   $(0.79)
     Diluted                                  $0.49                   $(0.79)


Years Ended December 31,                       2001                     2000
- ----------------------------------------------------------------------------

Net Income                              $20,460,000               $2,271,000
Earnings Per Share
     Basic                                    $2.05                   $0.22
     Diluted                                  $2.02                   $0.22

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



BSB BANCORP, INC.  -  CONSOLIDATED                                        (Dollars in Thousands, Except Share Data)
FINANCIAL HIGHLIGHTS -  EARNINGS
- -------------------------------------------------------------------------------------------------------------------
[GRAPHIC REMOVED HERE]                                    Quarters Ended                     Twelve Months Ended
                                             Dec. 31,      Sept. 30,        Dec. 31,               Dec. 31,
                                                2001           2001             2000           2001           2000
- -------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA
Total interest income                        $35,574        $40,244          $49,110       $164,779       $193,409
Total interest expense                        15,326         19,564           27,233         82,167        102,189
Net interest income                           20,248         20,680           21,877         82,612         91,220
Provision for loan losses                      4,500          4,550           26,913         18,224         53,721
Non-interest income                            3,053          3,134            3,164         12,248         13,684
Operating expense                             11,033         10,843           11,364         43,497         45,512
Merger expense                                                                                               2,013
Income tax expense (benefit)                   2,904          3,231           (5,105)        12,679          1,387
Net income (loss)                              4,864          5,190           (8,131)        20,460          2,271
- -------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA

Yield on earning assets (1)                      7.48%          8.10%            9.06%          8.13%         8.98%
Cost of funds (1)                                3.62           4.37             5.58           4.49          5.26
Interest rate spread during the period (1)       3.86           3.73             3.48           3.64          3.72
Interest rate margin during the period (1)       4.26           4.16             4.04           4.08          4.24
Return on average assets (1)                     0.96           0.98            (1.42)          0.95          0.10
Return on average equity (1)                    11.97          13.13           (19.78)         12.87          1.41
Equity to assets (2)                             7.56           7.71             6.74           7.56          6.74
Operating expenses to average assets (1)         2.18           2.05             1.99           2.02          2.10
Efficiency ratio                                47.35          45.53            45.38          45.85         45.30
- -------------------------------------------------------------------------------------------------------------------
PER SHARE DATA

Basic earnings                                  $0.50          $0.52           $(0.79)         $2.05         $0.22
Diluted earnings                                $0.49          $0.51           $(0.79)         $2.02         $0.22
Book value                                     $16.19         $16.51           $15.08         $16.19        $15.08
Dividends paid                                  $0.25          $0.25            $0.25          $1.00         $1.00
Dividend payout ratio                           50.46%         47.80%          (31.84)%        48.83%       452.97%
(1) Annualized  (2) At period ended
- -------------------------------------------------------------------------------------------------------------------
                                             Dec. 31,       Sept. 30,         Dec. 31,      Dec. 31,       Dec. 31,
FINANCIAL CONDITION DATA                        2001             2001            2000          2001           2000
- -------------------------------------------------------------------------------------------------------------------
Assets                                    $2,060,842       $2,097,910      $2,311,675    $2,060,842     $2,311,675
Earning assets                             1,938,158        1,978,685       2,163,590     1,938,158      2,163,590
Gross loans                                1,469,795        1,521,921       1,820,267     1,469,795      1,820,267
Allowance for loan losses                    (58,829)         (56,905)        (59,291)      (58,829)       (59,291)
Gross investment securities                  512,209          405,312         404,958       512,209        404,958
Unrealized appreciation
      (depreciation) in AFS securities         4,322           10,617          (3,282)        4,322         (3,282)
Deposits                                   1,496,937        1,621,774       1,881,226     1,496,937      1,881,226
Borrowings                                   360,251          270,365         225,468       360,251        225,468
Subordinated debt                             30,000           30,000          30,000        30,000         30,000
Shareholders' equity                         155,825          161,693         155,785       155,825        155,785
Non-performing loans                          60,675           43,985          32,138        60,675         32,138
Loans, 30-89 days past due                    18,111           27,855          66,490        18,111         66,490
Other real estate                                710              478             323           710            323
Trust assets                                 317,940          296,344         329,498       317,940        329,498
Serviced loans                               460,874          483,732         516,725       460,874        516,725
- ------------------------------------------------------------------------------------------------------------------
                                                        Quarters Ended                      Twelve Months Ended
                                            Dec. 31,        Sept. 30,        Dec. 31,            Dec. 31,
AVERAGE BALANCES                                2001             2001            2000          2001           2000
- -------------------------------------------------------------------------------------------------------------------
Assets                                    $2,027,155       $2,113,874      $2,283,068    $2,153,487     $2,262,762
Earning assets                             1,911,866        1,991,224       2,157,580     2,031,132      2,137,706
Gross loans                                1,486,639        1,574,504       1,811,267     1,640,447      1,780,105
Allowance for loan losses                    (57,447)         (56,115)        (43,124)      (59,092)       (35,898)
Gross investment securities                  421,989          391,812         396,861       408,944        407,520
Unrealized appreciation
      (depreciation) in AFS securities        10,238            4,416          (9,908)        4,006        (16,208)
Deposits                                   1,542,692        1,634,081       1,867,401     1,670,519      1,891,267
Borrowings                                   272,993          274,508         208,128       274,071        165,675
Subordinated debt                             30,000           30,000          30,000        30,000         30,000
Shareholders' equity                         162,493          158,085         164,440       158,928        160,625
Shares outstanding                         9,771,603        9,893,261      10,324,976     9,958,952     10,279,667
Diluted shares outstanding                 9,980,098       10,095,919      10,363,171    10,114,197     10,357,169

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

BSB BANCORP, INC. - EARNINGS
CONSOLIDATED STATEMENTS OF CONDITION  (Unaudited)
- --------------------------------------------------------------------------------




                                                           December 31,          September 30,         December 31,
(Dollars in Thousands, Except Share Data)                          2001                   2001                 2000
- --------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                    $     51,282            $    48,262          $    65,110
Federal funds sold                                                                      94,500
- -------------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                               51,282                142,762               65,110
Investment securities available for sale                        502,756                403,828              391,968
Investment securities held to maturity                           13,774                 12,101                9,708
Mortgages held for sale                                           9,860                  2,331                   94
Loans:
   Commercial                                                   736,382                784,618              997,082
   Consumer                                                     378,293                390,390              436,902
   Real estate                                                  355,120                346,913              386,283
- --------------------------------------------------------------------------------------------------------------------
   Total loans                                                1,469,795              1,521,921            1,820,267
   Less:  Net deferred fees and costs                              (802)                  (909)                (844)
   Allowance for loan losses                                     58,829                 56,905               59,291
- --------------------------------------------------------------------------------------------------------------------
     Net loans                                                1,411,768              1,465,925            1,761,820
Bank premises and equipment                                      14,879                 14,214               14,418
Accrued interest receivable                                      10,502                 12,210               17,002
Other real estate                                                   710                    478                  323
Intangible assets                                                   829                    924                1,213
Other assets                                                     44,482                 43,137               50,019
- --------------------------------------------------------------------------------------------------------------------
                                                             $2,060,842             $2,097,910           $2,311,675
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Due to depositors                                            $1,496,937             $1,621,774           $1,881,226
Borrowings                                                      360,251                270,365              225,468
Other liabilities                                                17,829                 14,078               19,196
Company obligated mandatorily redeemable preferred securities of subsidiary, BSB Capital Trust I, holding solely junior
   subordinated debentures of the Company                        30,000                 30,000               30,000
- -------------------------- -----------------------------------------------------------------------------------------
      Total liabilities                                       1,905,017              1,936,217            2,155,890
Shareholders' Equity:
   Preferred stock, par value $.01 per share;
      2,500,000 shares authorized; none issued
   Common stock, par value $.01 per share;
      30,000,000 shares authorized; 11,535,500,
      11,514,910, and 11,503,272 shares issued                      115                    115                  115
Additional paid-in capital                                       39,331                 38,953               38,789
Undivided profits                                               142,748                140,338              132,277
Accumulated other comprehensive income                            2,520                  6,187               (1,912)
Treasury stock, at cost; 1,907,934,
   1,719,061, and 1,175,524 shares                              (28,889)               (23,900)             (13,484)
- -------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                   155,825                161,693              155,785
- --------------------------------------------------------------------------------------------------------------------
                                                             $2,060,842             $2,097,910           $2,311,675
===================================================================================================================


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BSB BANCORP, INC. - EARNINGS
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
- --------------------------------------------------------------------------------


                                                          Quarters Ended                           Years Ended
                                         December 31,   September 30,  December 31,               December 31,
(Dollars in Thousands, Except Share Data)        2001            2001          2000          2001             2000
- ------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                 $28,857         $33,600       $42,623      $138,481         $166,773
   Interest on federal funds sold                 292             638            24         1,101               76
   Interest on investment securities            6,333           5,959         6,469        25,008           26,545
   Interest on mortgages held for sale             92              47            (6)          189               15
- -------------------------------------------------------------------------------------------------------------------
     Total interest income                     35,574          40,244        49,110       164,779          193,409
- -------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on savings deposits                   823           1,092         1,120         4,093            4,719
   Interest on time accounts                    9,072          11,309        16,766        48,878           64,566
   Interest on money market deposit accounts    1,880           3,038         5,422        12,716           20,348
   Interest on NOW accounts                        86              69            80           305              337
   Interest on borrowed funds                   2,856           3,447         3,236        13,738            9,836
   Interest on mandatorily redeemable
      securities of subsidiary                    609             609           609         2,437            2,383
- -------------------------------------------------------------------------------------------------------------------
     Total interest expense                    15,326          19,564        27,233        82,167          102,189
- -------------------------------------------------------------------------------------------------------------------
Net interest income                            20,248          20,680        21,877        82,612           91,220
Provision for loan losses                       4,500           4,550        26,913        18,224           53,721
- -------------------------------------------------------------------------------------------------------------------
Net interest income (loss)
   after provision for loan losses             15,748          16,130        (5,036)       64,388           37,499
Non-interest income:
   Service charges on deposit accounts          1,323           1,329         1,363         5,226            5,360
   Credit card fees                                49              50           417           211            2,008
   Mortgage servicing fees                        269             273           289         1,125            1,211
   Fees and commissions-brokerage services        178             167           184           698              836
   Trust fees                                     300             605           324         1,618            1,280
   Gains on sale of securities, net               230              64                         379                9
   Other charges, commissions, and fees           704             646           587         2,991            2,980
- -------------------------------------------------------------------------------------------------------------------
     Total non-interest income                  3,053           3,134         3,164        12,248           13,684
- ------------------------------------------------------------------------------------------------------------------
Operating expense:
   Salaries, pensions, and other employee benefits5,567         5,486         5,189        21,828           21,302
   Building occupancy                           1,087           1,041         1,126         4,304            4,564
   Dealer commission expense                      121             140           104           462              515
   Computer service fees                          502             470           528         1,907            1,778
   Services                                     1,356           1,439         1,602         5,932            6,177
   FDIC insurance                                  76              87           242           345              679
   Goodwill                                        95              96            96           384              386
   Interchange fees                                                             323                          1,552
   Other real estate                              (75)             51           (20)           52              177
   Merger/acquisition expenses                                                                               2,013
   Other expenses                               2,304           2,033         2,174         8,283            8,382
- -------------------------------------------------------------------------------------------------------------------
     Total operating expense                   11,033          10,843        11,364        43,497           47,525
- -------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               7,768           8,421       (13,236)       33,139            3,658
Provision for income taxes                      2,904           3,231        (5,105)       12,679            1,387
- -------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                            $  4,864        $  5,190     $  (8,131)      $20,460         $  2,271
===================================================================================================================
Earnings (loss) per share:
    Basic                                       $0.50          $0.52         $(0.79)        $2.05           $0.22
    Diluted                                     $0.49          $0.51         $(0.79)        $2.02           $0.22
==================================================================================================================


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